CorEnergy Announces Pricing of $100 Million Private Offering of 5.875% Convertible Senior Notes

KANSAS CITY, Mo.- August 7, 2019 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced the pricing of $100 million aggregate principal amount of 5.875% Convertible Senior Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). CorEnergy also granted the initial purchasers of the Notes a 30-day option to purchase up to an additional $20 million aggregate principal amount of the Notes, solely to cover over-allotments, if any.

The offering is expected to close on August 12, 2019, subject to customary closing conditions, and is expected to result in approximately $97 million net proceeds to CorEnergy (or approximately $116 million if the initial purchasers exercise their option to purchase additional Notes in full) after deducting the initial purchasers' discount and estimated offering expenses payable by CorEnergy.

CorEnergy expects to use a portion of the net proceeds from the offering of the Notes, together with shares of their common stock, to repurchase approximately $64 million aggregate principal amount of its 7.00% Convertible Senior Notes due 2020 (the “2020 Notes”) concurrently with this offering in separate privately negotiated transactions through one of the initial purchasers and/or its affiliates as CorEnergy’s agent. The final repurchase consideration, which will be based on an average of the daily volume-weighted average prices of shares of CorEnergy’s common stock during a valuation period, will be delivered in a combination of cash and shares of CorEnergy's common stock. CorEnergy intends to use the remainder of the net proceeds for general corporate purposes, such as redeeming preferred equity or project-level debt. CorEnergy's repurchase of the 2020 Notes could have affected or may have the effect of raising or maintaining the market price of CorEnergy’s common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of CorEnergy’s common stock. This activity could also indirectly have affected the initial conversion price of the Notes.

The Notes will bear interest at a rate of 5.875% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020. The Notes will mature on August 15, 2025 unless earlier redeemed, repurchased or converted.

Holders may convert all or any portion of their Notes into shares of CorEnergy's common stock at their option at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate for the Notes will be 20.0000 shares of the Company's common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $50.00 per share of the Company's common stock. The conversion rate will be subject to adjustment in certain events but will not be adjusted for any accrued and unpaid interest. Upon conversion, CorEnergy will deliver shares of its common stock, together with a cash payment in lieu of delivering any fractional shares.

Following the occurrence of a make-whole fundamental change, or if the Company delivers a notice of redemption, it will in certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption.

If CorEnergy undergoes a fundamental change, holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

CorEnergy may not redeem the Notes prior to August 15, 2023. On or after August 15, 2023, the Company may redeem for cash all or part of the Notes, at its option, if the last reported sale price of its common stock has been at least 125% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No "sinking fund" is provided for the Notes, which means that CorEnergy is not required to redeem or retire the Notes periodically.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or the shares of common stock issuable upon conversion of the Notes, nor will there be any sale of the Notes or common stock, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. This press release does not constitute an offer to purchase or a solicitation of an offer to sell any 2020 Notes or underlying securities. The Notes and any shares of CorEnergy’s common stock underlying such Notes have not been registered under the Securities Act, or any applicable state securities laws, and the Notes will be offered and sold only to qualified institutional buyers as defined in Rule 144A promulgated under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States, or for the account or benefit of, U.S. persons, except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. CorEnergy receives long-term contracted revenue from operators of its assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to CorEnergy's stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
877-699-CORR (2677)
info@corenergy.reit

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